Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

June 26, 2019

Change Healthcare Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Ladies and Gentlemen:

We have acted as counsel to Change Healthcare Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 57,868,004 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), consisting of: (i) up to 25,000,000 shares of Common Stock that may be issued by the Company pursuant to the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “2019 Omnibus Plan”), (ii) up to 15,000,000 shares of Common Stock that may be issued by the Company pursuant to the Change Healthcare Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) and (iii) up to 17,868,004 shares of Common Stock that may be issued by the Company pursuant to the Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan (the “Legacy Equity Plan” and, together with the 2019 Omnibus Plan and the ESPP, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Certificate is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and (2) upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP